Attachment A


Exhibit 99.1
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In accordance with Securities and Exchange Commission Release No. 34-39538
(January 12, 1998), this Form 4 is being filed by Credit Suisse First Boston (the "Bank"), a Swiss bank, on behalf of itself and its subsidiaries, to the extent that they constitute the Credit Suisse First Boston business unit (the "CSFB business unit") excluding Asset Management (as defined below) (the "Reporting Person"). The CSFB business unit is also comprised of an asset management business principally conducted under the brand name Credit Suisse Asset Management ("Asset Management").

The Reporting Person provides financial advisory and capital raising services, sales and trading for users and suppliers of capital around the world and invests in and manages private equity and venture capital funds. Asset Management provides asset management and investment advisory services to institutional, mutual fund and private investors worldwide. The address of the Bank's principal business and office is Uetlibergstrasse 231, P.O. Box 900 CH 8070 Zurich, Switzerland. The address of the Reporting Person's principal business and office in the United States is Eleven Madison Avenue, New York, New York 10010.

The Bank owns directly a majority of the voting stock, and all of the non-voting stock, of CSFBI. The ultimate parent company of the Bank and CSFBI, and the direct owner of the remainder of the voting stock of CSFBI, is Credit Suisse Group ("CSG"), a corporation formed under the laws of Switzerland.

CSG is a global financial services company with three distinct business units. In addition to the CSFB business unit, CSG and its consolidated subsidiaries are comprised of the Credit Suisse business unit (the "Credit Suisse business unit") and the Winterthur business unit (the "Winterthur business unit"). The Credit Suisse business unit offers global private banking and corporate and retail banking services in Switzerland. The Winterthur business unit provides life and non-life insurance and pension products to private and corporate clients worldwide. CSG's business address is Paradeplatz 8, P.O. Box 1, CH 8070 Zurich, Switzerland.

CSG, for purposes of the federal securities laws, may be deemed ultimately to control the Bank and the Reporting Person. CSG, its executive officers and directors, and its direct and indirect subsidiaries (including Asset Management, the Credit Suisse business unit and the Winterthur business unit) may beneficially own securities to which this Statement relates and such securities are not reported in this Statement. CSG disclaims beneficial ownership of securities beneficially owned by its direct and indirect subsidiaries, including the Reporting Person. The Reporting Person disclaims beneficial ownership of all securities beneficially owned by CSG, Asset Management, the Credit Suisse business unit and the Winterthur business unit. Kathleen LaPorte disclaims beneficial ownership of all securities beneficially owned by CSG and CSG's direct and indirect subsidiaries, including the Reporting Person, except to the extent of her pecuniary interest therein. The Reporting Person also disclaims beneficial ownership of any securities beneficially owned by Kathleen LaPorte. The Reporting Person disclaims beneficial ownership of all securities reported herein, except to the extent of its pecuniary interest in such securities.

Kathleen LaPorte, a Director of ISTA Pharmaceuticals, Inc. ("ISTA"), is a Managing Director of DLJ Capital Corporation ("DLJCC") and a general partner of the General Partner of Sprout Capital IX, L.P., a Delaware limited partnership. Kathleen LaPorte disclaims beneficial ownership of the securities reported on this Form 4, except to the extent of her proportionate pecuniary interest therein and this report shall not be deemed an admission that Kathleen LaPorte is the beneficial owner of such securities for Section 16 or any other purpose.

Sprout Capital IX, L.P. ("Sprout IX"), Sprout IX Plan Investors, L.P. ("SIPI") and Sprout Entrepreneurs Fund, L.P. ("SEF") are Delaware limited partnerships which make investments for long term appreciation. DLJCC is a wholly-owned subsidiary of CSFB-USA and acts as a venture capital partnership management company. DLJCC is also the general partner of SEF, and the managing general partner of Sprout IX and, as such, is responsible for their day-to-day management. DLJCC makes all of the investment decisions on behalf of Sprout IX and SEF.

On November 18, 2004, a total of 4,000 common shares of ISTA Pharmaceuticals, Inc. ("ISTA") were sold in aggregate by Sprout IX and SEF broken out as 3,984 shares from Sprout IX and 16 shares from SEF. After this transaction, Sprout IX holds 4,239,380 shares of common stock, SEF holds 16,705 shares of common stock and SIPI holds 213,596 shares of common stock. Each entity continues to hold warrants to purchase common stock of ISTA and Kathleen LaPorte holds options to purchase common stock of ISTA.

DLJ Associates IX, L.P. ("Associates IX"), a Delaware limited partnership, is a general partner of Sprout IX and in accordance with the terms of the relevant partnership agreement, does not participate in investment decisions made on behalf of Sprout IX. The Reporting Person is a General Partner of Associates IX. DLJ Capital Associates IX, Inc. ("DLJCA IX"), a Delaware corporation and wholly-owned subsidiary of DLJ Capital Corporation, is the managing general partner of Associates IX.

DLJ LBO Plans Management Corporation II ("DLJLBO"), a Delaware corporation, is the general partner of SIPI and, as such, is responsible for its day-to-day management. DLJLBO makes all of the investment decisions on behalf of SIPI. DLJLBO is a wholly-owned subsidiary of Credit Suisse First Boston Private Equity, Inc. ("CSFBPE"), a Delaware corporation, which, in turn, is a wholly-owned subsidiary of CSFB-USA. The address of the principal business and office of each of CSFB-USA, DLJCC, Sprout IX, SIPI and SEF is Eleven Madison Avenue, New York, New York 10010.